EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2019, with respect to the consolidated financial statements, schedule, and internal control over financial reporting incorporated by reference in the Annual Report of Littelfuse, Inc. on Form 10-K for the fiscal year ended December 29, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Littelfuse, Inc. on Form S-4 (File No. 333-221147) and on Forms S-8 (File Nos. 333-226707, 333-221147, 333-217632, 333-03260, 033-95020, 333-209865, 333-166953, 333-134699, 333-134700, and 333-64285).

/s/ GRANT THORNTON LLP

Chicago, Illinois
February 22, 2019